EXHIBIT 10.31

FIRST AMENDMENT TO PRIVATE LABEL
CONSUMER CREDIT CARD PROGRAM AGREEMENT

This first Amendment to PRIVATE LABEL CONSUMER CREDIT Card Program Agreement made as of November 6, 2010 (this “Amendment”) amends that certain Private Label Consumer Credit Card Program Agreement, made as of June 15, 2010 (as amended, modified and supplemented from time to time, the “Agreement”) by and between GE Money Bank (“Bank”) and Nautilus, Inc. (“Retailer”). Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement.
WHEREAS, prior to entering into the Agreement with Bank, Retailer was a party to a private label credit card program agreement with a different issuer (the “Prior Issuer”) under which Retailer hosted the private label credit card application on the Retailer Website;
WHEREAS, Retailer desires to host an Internet Application on the Retailer Website (the “Credit Application”) during the Term;
WHEREAS, Bank will allow Retailer to host the Credit Application during the Term subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

I.	amendmentS to the agreement
1.1    Hosting of Credit Applications. Section H is hereby added to Appendix C of the Agreement:
H.    Hosting of Credit Application. The parties agree that Retailer may host the Credit Application on the Retailer Website during the Term; provided that:

(i)    Retailer may not make the Credit Application available to the public until Bank approves, in writing, all aspects of the Credit Application, including, without limitation, the online form visible to consumers, all disclosures required by Bank (“Disclosures”), and all interfaces between the Retailer Website and Bank's systems (or the systems of Bank's vendors). Retailer will post any new Disclosures and update any Disclosures, including Bank's privacy policy, within two weeks, or less if required otherwise by applicable law, of a request from Bank. In the event that Retailer cannot make a requested change to a Disclosure, or post a new Disclosure in a timely manner, Bank may direct that Retailer cease hosting the Credit Application on the Retailer Website, and the parties will work together to accelerate the transition to Bank's hosting of an Internet Application on the Bank Webpage.

(ii)    Consistent with its obligations under Section 13.5(b), Retailer will establish and maintain administrative, technical, and physical safeguards to protect the security, confidentiality and integrity of all Cardholder Information collected on the Credit Application. Retailer's data security measures must be as strong, or stronger, than the measures implemented to protect the security of Cardholder Information collected on credit applications for the Prior Issuer.

(iii)    Consistent with its obligations under Section 13.5(c), Retailer will ensure that any third party to whom it transfers or discloses Cardholder Information in connection with its credit application hosting activities signs a written agreement with Retailer in which such third party agrees to (a) restrict its use of Cardholder Information to the authorized use specified in the written contract; (b) comply with all applicable laws (including, without limitation, privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act) and the Bank Privacy Disclosures; and (c) implement and maintain appropriate safeguards as stated in Section 13.5(b).

(iv)    Retailer will use the Cardholder Information collected on the Credit Application only as allowed by the Agreement, the Bank Privacy Disclosures, and applicable law.

(v)    Consistent with its obligations under Section 13.5(d), Retailer acknowledges that it is responsible for any breach of security of its systems used to collect and maintain Cardholder Information.

(vii)    In addition to its rights under Section 7.1, Bank will have the right to chargeback to Retailer any Indebtedness that is attributable to a credit application that was submitted via a Retailer Website or Retailer's servers if the Cardholder, or other relevant person, disputes one or more transactions, and Bank reasonably determines that the submission of the credit application was subject to any act of fraud.

(vii)    Retailer acknowledges that after the Term, Bank will share certain contact information of Cardholders with Retailer, but that Bank will not share sensitive Cardholder Information with Retailer, such as social security numbers and birth dates of Cardholders.

ii. GENERAL
2.1    Authority for Amendment. Retailer represents and warrants to Bank that the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Retailer and upon execution by all parties, will constitute a legal, binding obligation of Retailer.
2.2    Effect of Amendment. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.
2.3    Binding Effect; Severability. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
2.4    Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby and thereby.
2.5    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws.
2.6    Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

NAUTILUS, INC. By: /s/ William McMahon Its: SVP Consumer	GE MONEY BANK By: /s/ Glenn Marino Its: EVP